Exhibit 8.1
LEONARD, O’BRIEN
SPENCER, GALE & SAYRE

Thomas W. Newcome**		Peter J. Sajevic, III☐
Brian F. Leonard+	Attorneys at Law	Todd A. Taylor‡
Eldon J. Spencer, Jr.+	A Professional Association	Chad A. Kelschr†
Michael R. O’Brien‡		Kerry A. Trapp
Edward W. Gale	100 South Fifth Street	Molly M. Gill
Grover C. Sayre, III+¯	Suite 2500
Thomas W. Newcome III*	Minneapolis, Minnesota 55402-1234	Of Counsel
Michelle McQuarrie Colton	Telephone (612) 332-1030	George B. Ingebrand, Jr.
Joseph J. Deuhs, Jr.	Fax (612) 332-2740	Scott S. Payzant
Thomas C. Atmore+		Randall L. Seaver
Ernest F. Peake	Internet: www.losgs.com	+ Also admitted in Wisconsin
Matthew R. Burton		☐ Also admitted in Arizona
James M. Jorissen+	June 30, 2006	¯ Also admitted in Iowa
r Also admitted in North Dakota
† Also admitted in Missouri
‡ Qualified Neutral (Rule 114)
* Certified Real Property
Law Specialist
(Minnesota State Bar Association)
**Retired Status
Board of Governors
Agassiz Energy, LLC
Valley Technology Park
510 County Road 71
Crookston, MN 56716
Re:       2006 Registration Statement on Form SB-2; Tax Matters
Dear Governors:
As counsel for Agassiz Energy, LLC (the “Company”), we furnish the following opinion in connection with the proposed issuance by the Company of up to 58,500,000 of its membership interests (the “Units”).
We have acted as legal counsel to the Company in connection with its offering of the Units. As such, we have participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Form SB-2 Registration Statement dated April 5, 2006, relating to that offering (the “Registration Statement”).
You have requested our opinion as to matters of federal tax law that are described in the Registration Statement. We are assuming that the offering will be consummated and that the operations of the Company will be conducted in a manner consistent with that described in the Registration Statement. We have examined the Registration Statement and such other documents as we have deemed necessary to render our opinion expressed below.
Based on the foregoing, all statements as to matters of law and legal conclusions contained in the Registration Statement under the heading “Federal Income Tax Consequences of Owning Our Units” reflect our opinion. That section also addresses all material federal income tax consequences to prospective unit holders of the ownership and disposition of units.

June 30, 2006
Our opinion extends only to matters of law and does not extend to matters of fact. With limited exceptions, the discussion relates only to individual citizens and residents of the United States and has limited applicability to corporations, trusts, estates or nonresident aliens. The opinion expressed herein shall be effective as of the date of effectiveness of the Company’s Registration Statement. The opinion set forth herein is based upon known facts and existing law and regulations, all of which are subject to change prospectively and retroactively. We assume no obligation to revise or supplement such opinions as to future changes of law or fact.
An opinion of legal counsel represents an expression of legal counsel’s professional judgment regarding the subject matter of the opinion. It is neither a guarantee of the indicated result nor is it an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.
In accordance with Department of the Treasury, Circular 230, nothing contained in this opinion is intended to be used by any taxpayer to avoid penalties that may be imposed on the taxpayer by the Internal Revenue Code, as amended, and this opinion cannot be used by any taxpayer for such purposes.
We consent to the discussion in the Registration Statement of this opinion, the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.

Very truly yours, LEONARD, O’BRIEN SPENCER, GALE & SAYRE, LTD.
/s/ Leonard, O'Brien, Spencer, Gale & Sayre, Ltd.